Exhibit 4.3

SUPPLEMENTAL INDENTURE NO. 1

Supplemental Indenture No. 1 (this “Supplemental Indenture”), dated as of October 8, 2019, by and among RHP Hotel Properties, LP, a Delaware limited partnership (“Opco”), RHP Finance Corporation, a Delaware corporation (“Finco” and, together with Opco, the “Issuers”, and each, an “Issuer”), Ryman Hospitality Properties, Inc., a Delaware corporation (“Parent”), each of the other Guarantors listed on the signature pages hereto (together with Parent, the “Guarantors”), and U.S. Bank National Association, a national banking association organized under the laws of the United States of America, as Trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuers and the Guarantors has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of September 19, 2019, by and among the Issuers, the Guarantors and the Trustee, providing for the issuance on such date of $500,000,000 aggregate principal amount of 4.750% Senior Notes due 2027 (the “Initial Notes”);

WHEREAS, Section 2.01 of the Base Indenture provides that Additional Notes (as defined in the Base Indenture) ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuers (subject to the Issuers’ compliance with Section 4.08 of the Base Indenture) without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes for all purposes under the Base Indenture, including waivers, amendments, redemptions and offers to purchase; and

WHEREAS, the Issuers and the Guarantors desire to execute and deliver this Supplemental Indenture for the purpose of issuing $200,000,000 in aggregate principal amount of Additional Notes, having terms identical to the Initial Notes, other than the issue date and the issue price (the “Additional 2027 Notes” and, together with the Initial Notes, the “Notes”); and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                  Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Base Indenture.

2.                  Additional Notes. In accordance with Section 2.01 of the Base Indenture, the Issuers hereby issue the Additional 2027 Notes as Additional Notes under the Base Indenture, having terms identical to the Initial Notes (other than the issue date and the issue price), at an issue price of 101.250% of the principal amount, plus accrued and unpaid interest from September 19, 2019. The Initial Notes and the Additional Notes shall be treated as a single class of securities for all purposes under the Indenture.

3.                  Authentication of Additional Notes. The Trustee shall, pursuant to an Authentication Order delivered in accordance with Section 2.02 of the Base Indenture, authenticate and deliver the Additional Notes for an aggregate principal amount specified in such Authentication Order.

4.                  Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The rights, protections and indemnities provided to the Trustee under the Base Indenture shall apply to any action (or inaction) of the Trustee in connection herewith, including in connection with the execution and delivery of this Supplemental Indenture.

5.                  No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in this Supplemental Indenture shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person (as defined in the Base Indenture) thereof. Each Holder, by accepting the Notes, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the Notes.

6.                  Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATION HEREBY.

7.                  Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.                  Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

9.                  The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

RHP HOTEL PROPERTIES, LP
as Issuer

By:	RHP Partner, LLC,
as sole general partner of RHP Hotel Properties, LP

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

RHP FINANCE CORPORATION
as Issuer

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

RYMAN HOSPITALITY PROPERTIES, INC.
as Parent and a Guarantor

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: President and Chief Financial Officer

RHP PROPERTY GP, LP
as Guarantor

By:	Opryland Hospitality, LLC,
as sole general partner of RHP Property GP, LP

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

[Signature Page to Supplemental Indenture No. 1]

RHP PROPERTY GT, LLC
as Guarantor

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

RHP PROPERTY GT, LP
as Guarantor

By:	Opryland Hospitality, LLC,
as sole general partner of RHP Property GT, LP

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

RHP PROPERTY NH, LLC
as Guarantor

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

OPRYLAND HOSPITALITY, LLC
as Guarantor

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

RHP HOTELS, LLC
as Guarantor

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

RHP PARTNER, LLC
as Guarantor

By:	/s/ Mark Fioravanti
Name: Mark Fioravanti
Title: Vice President

[Signature Page to Supplemental Indenture No. 1]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

[Signature Page to Supplemental Indenture No. 1]